* % silent seconds: 45.00%
* CLTV of entire deal incl. silent seconds: 90.61%
* % deal option ARMs (If in deal, please identify the loans types): No Option ARMs
* % deal 40-year loans: No 40yr Loans
* FICO in 25pt buckets: See attached strats
* Are there any NINA loans?: No NINA loans. Only Stated Income loans.
* RA expected cumm losses: S&P 2.11; Moody’s 4.50
* IO CLTV incl. silent seconds: 92.28%
* IO WA 1st periodic cap: 1.50%
* WA DTI of entire deal incl. silent seconds: 43.14%